UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)     September 21, 2004
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    Hungarian Telephone and Cable Corp.
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(Exact name of Registrant as specified in its charter)

         Delaware                       1-11484                 13-3652685
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(State or other jurisdiction      (Commission File Number)     (IRS Employer
of incorporation)                                            Identification No.)


         1201 Third Avenue, Suite 4300  Seattle, WA                   98101-3034
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(Address of principal executive offices)                              (Zip Code)



Registrant's telephone number, including area code:  (206) 654-0204
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(Former name or former address, if changed since last report.)



   Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17
     CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
     CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement, and
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.


         On September 21, 2004, Hungarian Telephone and Cable Corp. (the "Company") entered into certain agreements with KFKI Investment Ltd. and its affiliates ("KFKI") (the "KFKI Agreements"). The KFKI Agreements, along with definitive agreements that the Company had previously entered into with Royal KPN NV ("KPN"), dated May 4, 2004 (the "KPN Agreement"), and MAV Rt. ("MAV"), dated July 14, 2004 (the "MAV Agreement", and together with the KPN Agreement and the KFKI Agreements, the "PanTel Agreements"), provide through a series of transactions for the purchase by the Company of substantially all of the assets, and assumption by the Company of substantially all of the liabilities, including all the outstanding debt, of PanTel Rt. ("PanTel") for an aggregate purchase price of 26.9 million euros (approximately $33 million) and 250,000 shares of the Company's common stock. The PanTel Agreements provide for the Company to continue to operate the business under the PanTel brand name.

         The Company will finance the acquisition through a refinancing of its current indebtedness. The Company will also assume the current outstanding debt of PanTel which is approximately 65 million euros (approximately $80 million). PanTel's debt arises under a senior secured medium term syndicated credit facility. It is an amortizing facility, with escalating semi-annual repayment obligations, set to mature in June 2007. It bears a euribor floating rate of interest (currently 2.116%), plus a margin depending upon the leverage of PanTel (currently 1.8%). The total current interest rate is 3.916%.

         The transactions contemplated by the KPN Agreement involve a complex process with three critical "stages" concluding with the purchase by the Company of KPN's 75.1% equity stake in PanTel. The conditions to the completion of the first stage include, among others, the purchase by the Company of MAV's and KFKI's equity stakes in PanTel, 10.1% and 14.8%, respectively, approvals from each of the Company's and PanTel's bank creditors to the transactions contemplated by the PanTel Agreements and the assurance to the continued use by the Company of PanTel's critical rights-of-ways. Approval from the Hungarian Competition Authority has already been obtained.

         The conditions of the first stage must be fulfilled or waived by November 4, 2004 or the KPN Agreement will terminate. Following the fulfillment or waiver of the conditions to the first stage, the Company will assume control of the management of PanTel. The second stage provides for PanTel to consummate an internal transfer of its assets and liabilities to an existing subsidiary of PanTel in order to effectuate the final structure of the overall acquisition. The completion of the third stage provides for the Company to take full ownership and control of 100% of the subsidiaries of PanTel, thereby purchasing the existing business of PanTel.

         The conditions of the third stage must be fulfilled or waived by June 30, 2005 and, if not fulfilled or waived by such date, then the Company and KPN shall have certain rights to alter or terminate the transactions contemplated by the KPN Agreement.

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

         PanTel is Hungary's leading alternative telecommunications provider that has a fiber optical backbone telecommunications network covering all of Hungary. PanTel principally provides voice and data services to business customers throughout Hungary in competition with Magyar Tavkozlesi Rt., the formerly State controlled monopoly, and other newer entrants into these markets.


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





                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                        HUNGARIAN TELEPHONE AND CABLE CORP.



Date: September 27, 2004                By:    /s/ Peter T. Noone
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                                              Peter T. Noone
                                              General Counsel



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